Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Independent Bank Group, Inc. of our report, dated March 25, 2014, with respect to the December 31, 2013 and 2012 consolidated financial statements of BOH Holdings, Inc. included in the Current Report on Form 8 K/A of Independent Bank Group, Inc. filed with the Securities and Exchange Commission on June 9, 2014, which report and financial statements are incorporated by reference in the Proxy Statement/Prospectus, which is part of this Registration Statement on Form S-4.

We also consent to the reference to our firm under the caption, “Experts” in such Proxy Statement/Prospectus.

/s/ Harper & Pearson Company, P.C.

Houston, Texas

July 22, 2014